Exhibit 99-a

For Immediate Release

January 25, 2006

BellSouth Reports Fourth Quarter Earnings

•	Normalized earnings per share up 36 percent
•	Cingular reached 54.1 million customers; delivered strong revenue and margin
•	2.9 million DSL customers and strong DSL revenue growth

ATLANTA – BellSouth Corporation (NYSE: BLS) announced fourth quarter 2005 earnings per share (EPS) from continuing operations of 34 cents, up 36 percent compared to the fourth quarter of 2004. Normalized EPS from continuing operations was 53 cents, a 36 percent increase compared to the fourth quarter of 2004.

A list of normalizing items is provided in the table below.

“BellSouth is delivering solid revenue growth and strong earnings growth,” said Duane Ackerman, Chairman and Chief Executive Officer. “BellSouth’s earnings for the quarter reflect the value of our asset mix as the industry continues to undergo a transition to new services and new competition emerges.”

Normalized Results from Continuing Operations

Normalized results from continuing operations include BellSouth’s 40 percent proportionate share of Cingular’s revenues and expenses. Cingular completed its acquisition of AT&T Wireless on October 26, 2004. Results prior to the acquisition date have not been restated. The Company is conforming its normalized financial reporting to align to industry peers for the treatment of purchased intangible assets. Normalized results exclude the non-cash amortization of purchased intangibles created in Cingular’s acquisition of AT&T Wireless. Prior periods have been recast for the change. (Reconciliation attached).

For the fourth quarter of 2005, normalized revenue was $8.7 billion. Normalized revenue for the quarter was up nearly 2 percent sequentially driven by DSL growth and Cingular customer growth. Normalized net income of $965 million grew $27 million compared to the third quarter of 2005.

For the full year of 2005, BellSouth normalized revenues reached $34 billion, over 40 percent of which came from Cingular Wireless. Full year 2005 normalized EPS was $2.00, a 7 percent increase compared to 2004 as higher contribution from the combined Cingular/AT&T Wireless offset financing costs associated with this transaction and pressures in the wireline business.

Reported Results from Continuing Operations

For the fourth quarter of 2005, BellSouth’s consolidated reported revenue from continuing operations totaled $5.2 billion, up nearly 2 percent compared to the same quarter of 2004. Income from continuing operations was $618 million compared to $453 million in the same quarter of the previous year. For the full year of 2005, income from continuing operations was $2.9 billion compared to $3.4 billion for the full year of 2004. Reported results for the quarter and for the year include the financial impacts associated with the damage from Hurricane Katrina.

BellSouth finished 2005 with strong cash flow and a solid balance sheet. For the full year of 2005, operating free cash flow (defined as net cash provided by operating activities less capital expenditures) was $3.3 billion. Capital expenditures for the year amounted to $3.5 billion, including expenditures related to restoration for damages from Hurricane Katrina. The Company reduced debt by $3.4 billion in 2005 and repurchased nearly $1 billion of its outstanding shares during the fourth quarter. In October 2005, the board of directors authorized the repurchase of up to $2 billion of common stock through the end of 2007. The dividend for the fourth quarter was 29 cents per share or $1.16 per share annualized.

Summary of Impacts from Hurricane Katrina

During the fourth quarter of 2005, revenue was reduced by $48 million due to Katrina-related billing credits and the Company estimates approximately 60,000 access lines were disconnected in the affected area. The Company incurred $244 million of incremental expense and $189 million of incremental capital during the fourth quarter.

For the full year, revenue credits totaled $111 million across all three business segments. The Company estimates approximately 100,000 access lines have been disconnected as a result of the hurricane. We have seen some above trend inward movement in other wire centers, presumably from customers relocating within our markets and from businesses migrating to New Orleans to participate in reconstruction, but it is difficult to estimate the extent of this impact.

For the year, incremental expenses for wireline network restoration and capital are approximately $500 million. On Sept. 6, 2005, BellSouth made an initial estimate of the future cost for network restoration, including capital and expense, of $400 million to $600 million. Based on current assessments to complete the restoration effort, the Company now expects this amount to total $700 million to $900 million. We expect a portion of the cost associated with the Hurricane Katrina recovery effort to be covered by insurance. While the exact amount has not been determined, our current estimate of the amount of covered losses, net of our deductible, is approximately $250 million. The actual recovery will vary depending on the outcome of the insurance loss adjustment effort.

Communications Group

In the fourth quarter of 2005, Communications Group revenue was $4.7 billion, nearly a 1 percent increase compared to the same quarter of 2004. Operating margin was 21.9 percent compared to 21.6 percent for the same quarter of the previous year.

For the full year of 2005, Communications Group revenue held steady at $18.5 billion. The Consumer and Small Business market segments delivered solid revenue growth with DSL and long distance service revenue outpacing revenue declines from residential access line loss. Full year operating margin was 23.0 percent compared to 25.0 percent for the full year of 2004. The 2005 operating margin was impacted by higher retiree medical expense, overtime expenses from severe weather and Katrina billing credits.

BellSouth is focused on driving broadband penetration and served nearly 2.9 million broadband DSL customers at year-end. During the fourth quarter of 2005, the Company added 204,000 net DSL customers driven by the continued success of BellSouth’s new simplified pricing and improving churn. To meet market demand for faster broadband speeds, BellSouth introduced an up to 6 Mbps DSL service in limited areas during the quarter and, in early January 2006, lowered the price on the up to 3 Mbps DSL service to $37.95. Both actions offer customers opportunities to increase their broadband speed at attractive price points.

For the fourth quarter, network data revenue was $1.25 billion, up 7.7 percent from the same period of the prior year. Retail data revenue grew 15.9 percent from the same period last year driven by a 32.5 percent increase in retail DSL revenue and 4.4 percent growth in revenue from other retail data services. Wholesale data declined 2.8 percent as growth in wholesale services to wireless carriers partially offset declines in traditional wholesale data transport services. For the year, network data revenue grew 5.1 percent totaling more than $4.7 billion.

BellSouth customers continue to want simple, reliable communications services conveniently combined in a package. Customers can bundle DSL, long distance, DIRECTV® and Cingular Wireless under the BellSouth Answers® bundles. By the end of 2005, more than 4.9 million residential customers combined their services under BellSouth Answers®, a more than 43 percent penetration of its retail residential lines. In addition, BellSouth now serves almost 7.2 million long distance customers, a 57.7 percent penetration of its mass-market customer base, and a total of 523,000 customers have included DIRECTV® services in their communications packages at year-end.

While access lines were down 6.2 percent for the year, revenues grew as a result of higher penetration of broadband and long distance services. As of Dec. 31, 2005, total access lines were 20.0 million, down 409,000 compared to Sept. 30, 2005. Other than the 60,000 estimated disconnects associated with Hurricane Katrina, access line loss continues to be primarily driven by wireless substitution and, to a lesser extent, by competition from cable telephony providers. Retail residential access lines were down 189,000. Retail business access lines increased 12,000 driven by Small Business gains. As expected, Commercial Agreement/UNE-P (Unbundled Network Elements–Platform) access lines resold by BellSouth competitors were down compared to Sept. 30, 2005.

Cingular Wireless

Cingular’s strong results were a key driver of BellSouth’s earnings growth. The nation’s largest wireless carrier ended the fourth quarter of 2005 with 54.1 million cellular/PCS subscribers, an increase of 5 million compared to the year-ago fourth quarter. During the quarter, Cingular delivered record net customer additions of 1.8 million. Retail customer additions were approximately 840,000 reflecting steady growth in postpaid customers and an increase in GoPhone® prepaid subscribers. Seasonal reseller promotional activity drove strong resale customer additions. Monthly subscriber churn was 2.1 percent – Cingular’s best-ever overall churn results. Postpaid churn improved to 1.9 percent.

In the fourth quarter of 2005, Cingular's revenues were $8.8 billion, up 9.4 percent over fourth quarter 2004 pro forma revenue and up 1.2 percent sequentially.

Average revenue per user (ARPU) in the fourth quarter of 2005 was $48.86, a decline of 2.2 percent from fourth quarter 2004 pro forma ARPU, reflecting pressure on voice revenues partially offset by continued increases in data services. ARPU from data services showed strong growth in the fourth quarter of 2005, reaching $4.71, a nearly 9 percent increase compared to the third quarter of 2005. The increasing popularity and availability of downloadable games, ringtones, and text messaging is driving data ARPU.

Normalized operating income before depreciation and amortization (OIBDA) margin for the fourth quarter of 2005 was 31.0 percent, which was an improvement of 760 basis points compared to year-ago fourth quarter results but a sequential decline of 60 basis points due to anticipated seasonal factors. The year-over-year margin improvement reflects the addition of 5 million customers, progress on merger synergies including increased productivity, economies of scale and lower churn.

In the fourth quarter of 2005, Cingular became the first carrier in the world to operate a commercial UMTS/HSDPA network, which provides industry-leading data throughputs with speeds of 400 to 700 Kbps. Cingular deployed UMTS/HSDPA in 16 markets during the quarter and plans to have most of the top 100 markets launched by the end of 2006. In addition, Cingular brought a Push-to-Talk (PTT) offer to market during the fourth quarter of 2005.

Advertising & Publishing

In the fourth quarter of 2005, Advertising & Publishing revenue was $529 million, up slightly compared to the same quarter of 2004. Adjusting for $16 million in billing credits associated with Hurricane Katrina, revenue grew 3.2 percent.

For the full year of 2005, Advertising and Publishing revenue was up 2 percent compared to 2004 (3.2 percent when adjusted for the full year Katrina billing credits). Revenue growth was driven by increasing online advertising and new print services. For the full year of 2005, online advertising revenue grew 39 percent to more than $100 million. During the quarter the Company enhanced its online services by completing the rollout of YELLOWPAGES.COMTM from BellSouth®. Advertising and Publishing operating margins remained strong at 46.3 percent for the full year.

Normalizing Items

For the fourth quarter and for the full year of 2005, the difference between reported (GAAP) EPS from continuing operations and normalized EPS is shown in the following table:

		4Q05		FY05
GAAP Diluted EPS – Income from continuing operations		$0.34		$1.59

Hurricane-related expenses:		$0.08		$0.19
Asset impairment	$0.00		$0.06
Uncollectibles	$0.00		$0.01
Other	$0.01		$0.02
Restoration	$0.07		$0.10

Wireless merger integration costs		$0.04		$0.11
Wireless merger intangible amortization		$0.05		$0.20
Gain on sale of Cellcom				($0.12)
Debt extinguishment costs				$0.01
Severance costs		$0.03		$0.03
Deferred revenue adjustment		($0.02)		($0.02)

Normalized Diluted EPS – Income from continuing operations (1)		$0.53		$2.00

(1) Does not sum due to rounding

Hurricane-related expenses – Represents asset impairment charges, incremental labor and material costs related to service restoration and network repairs and incremental uncollectible expense. These expenses are comprised of Hurricane Katrina charges related to BellSouth's wireline business and its 40 percent share of Cingular Wireless’ hurricane expenses.

Wireless merger integration costs – Represents BellSouth’s 40 percent share of wireless merger integration costs in connection with the Cingular/AT&T Wireless merger. Integration costs include one-time cash outlays or specified non-cash charges, including accelerated depreciation, directly related to rationalization of the wireless network, sales distribution channels, the workforce, information technology systems and real estate.

Wireless merger intangible amortization – Represents BellSouth’s 40 percent share of the non-cash amortization of intangibles, primarily customer lists that were created in Cingular’s acquisition of AT&T Wireless.

Gain on sale of Cellcom – Gain related to sale of Cellcom, a cellular communications operator in Israel.

Debt extinguishment costs – Represents one-time expenses associated with the early extinguishment of long-term debt in the first and second quarters of 2005.

Severance costs – Represents the net severance-related costs recorded in the fourth quarter of 2005 associated with workforce reductions.

Deferred revenue adjustment – Represents the current recognition of $47 million of previously deferred revenue in the Communications Group segment. The adjustment relates to a system coding error that resulted in underreporting revenues in prior periods. The amount accumulated over multiple years and did not affect any one year by more than $9 million.

About BellSouth Corporation

BellSouth Corporation is a Fortune 100 communications company headquartered in Atlanta, Georgia. BellSouth has joint control and 40 percent ownership of Cingular Wireless, the nation’s largest wireless voice and data provider with 54.1 million customers.

Backed by award-winning customer service, BellSouth offers the most comprehensive and innovative package of voice and data services available in the market. Through BellSouth Answers®, residential and small business customers can bundle their local and long distance service with dial-up and high-speed DSL Internet access, satellite television and Cingular® Wireless service. For businesses, BellSouth provides secure, reliable local and long distance voice and data networking solutions. BellSouth also offers print and online directory advertising through The Real Yellow Pages® and YELLOWPAGES.COM™ from BellSouth®.

BellSouth believes that diversity and fostering an inclusive environment are critical in maintaining a competitive advantage in today's global marketplace. More information about BellSouth can be found at http://www.bellsouth.com.

Further information about BellSouth and Cingular’s fourth quarter earnings can be accessed at www.bellsouth.com/investor. The press release, financial statements and Investor News summarizing highlights of the quarter are available at www.bellsouth.com/investor starting today at 8 a.m. Eastern Time (ET).

BellSouth will host a conference call with investors today at 10 a.m. (ET).

Dial-in information for the conference call is as follows:

Domestic: 888-370-1863

International: 706-634-1735

The conference call will also be webcast live beginning at 10 a.m. (ET) on our Web site at www.bellsouth.com/investor. The webcast will be archived on our Web site beginning at approximately 1 p.m. (ET) today.

A replay of the call will be available beginning at approximately 1 p.m. (ET) today, through Feb. 1, 2006, and can be accessed by dialing:

Domestic: 800-642-1687 - Conference ID: 3339634

International: 706-645-9291 - Conference ID: 3339634

In addition to historical information, this document may contain forward-looking statements regarding events and financial trends. Factors that could affect future results and could cause actual results to differ materially from those expressed or implied in the forward-looking statements include: (i) a change in economic conditions in markets where we operate or have material investments which would affect demand for our services; (ii) the intensity of competitive activity and its resulting impact on pricing strategies and new product offerings; (iii) higher than anticipated cash requirements for investments, new business initiatives and acquisitions; (iv) unfavorable regulatory actions; and (v) those factors contained in the Company's periodic reports filed with the SEC. The forward-looking information in this document is given as of this date only, and BellSouth assumes no duty to update this information.

This document may also contain certain non-GAAP financial measures. The most directly comparable GAAP financial measures, and a full reconciliation of non-GAAP to GAAP financial information, are attached hereto and provided on the Company's investor relations website, www.bellsouth.com/investor.

For More Information Contact:

Brent Fowler, Media Relations at 404-249-2839

BellSouth Investor Relations at 800-241-3419

BellSouth Corporation
Consolidated Statements of Income - Reported Basis (unaudited)
(amounts in millions, except per share data)
Note to Readers: See Normalization Earnings Summary and Reconciliation to GAAP results on pages 3 and 4 for a summary of unusual items included in Reported Basis results.
						Year-to-Date
	4Q05	4Q04	Growth	3Q05	Growth	2005	2004	Growth

Operating Revenues
Communications group	$4,702	$4,613	1.9%	$4,558	3.2%	$18,451	$18,256	1.1%
Advertising and publishing	525	524	0.2%	506	3.8%	2,046	2,005	2.0%
All other	15	9	66.7%	8	87.5%	50	39	28.2%
Total Operating Revenues	5,242	5,146	1.9%	5,072	3.4%	20,547	20,300	1.2%
Operating Expenses
Cost of services and products	2,205	2,052	7.5%	2,017	9.3%	8,067	7,520	7.3%
Selling, general & administrative expenses	1,040	1,072	-3.0%	996	4.4%	3,873	3,816	1.5%
Depreciation and amortization	905	916	-1.2%	922	-1.8%	3,661	3,636	0.7%
Provision for restructuring and asset impairments	95	18	*	166	-42.8%	276	39	*
Total Operating Expenses	4,245	4,058	4.6%	4,101	3.5%	15,877	15,011	5.8%
Operating Income	997	1,088	-8.4%	971	2.7%	4,670	5,289	-11.7%
Interest Expense	274	270	1.5%	274	0.0%	1,124	916	22.7%
Other Income (Expense), net	144	(177)	*	512	-71.9%	756	813	-7.0%
Income from Continuing Operations before Income
Taxes and Discontinued Operations	867	641	35.3%	1,209	-28.3%	4,302	5,186	-17.0%
Provision for Income Taxes	249	188	32.4%	392	-36.5%	1,389	1,792	-22.5%
Income from Continuing Operations	618	453	36.4%	817	-24.4%	2,913	3,394	-14.2%
Income (Loss) from Discontinued Operations, net of tax	-	911	*	-	*	381	1,364	-72.1%
Net Income	$618	$1,364	-54.7%	$817	-24.4%	$3,294	$4,758	-30.8%
Diluted:
Weighted Average Common Shares Outstanding	1,818	1,836	-1.0%	1,836	-1.0%	1,829	1,836	-0.4%
Earnings Per Share:
Income from Continuing Operations	$0.34	$0.25	36.0%	$0.44	-22.7%	$1.59	$1.85	-14.1%
Income from Discontinued Operations	$0.00	$0.50	*	$0.00	*	$0.21	$0.74	-71.6%
Net Income	$0.34	$0.74	-54.1%	$0.44	-22.7%	$1.80	$2.59	-30.5%
* - Not meaningful.

Selected Financial and Operating Data

Operating income	$997	$1,088	-8.4%	$971	2.7%	$4,670	$5,289	-11.7%
Operating margin	19.0%	21.1%	-210 bps	19.1%	-10 bps	22.7%	26.1%	-340 bps

Declared dividends per share	$0.29	$0.27	7.4%	$0.29	0.0%	$1.14	$1.06	7.5%

Capital expenditures excluding Hurricane Katrina	$803	$1,059	-24.2%	$864	-7.1%	$3,246	$3,193	1.7%
Total capital expenditures	$992	$1,059	-6.3%	$886	12.0%	$3,457	$3,193	8.3%

Common shares outstanding	1,796	1,831	-1.9%	1,831	-1.9%
Book value per share	$13.08	$12.60	3.8%	$13.28	-1.5%

BellSouth Corporation
Consolidated Statements of Income - Normalized Basis (unaudited)
(amounts in millions, except per share data)

Note to Readers: Our reported results, as shown on page 1, are prepared in accordance with generally accepted accounting principles (GAAP). The normalized results presented below exclude the impact of certain non-recurring or non-operating items, the details of which are provided on pages 3 and 4 of this release. In addition, the normalized results reflect our 40% proportionate share of Cingular's results, the presentation of which is not allowed under GAAP. Normalized results exclude discontinued operations from all periods. Certain reclassifications have been made to prior periods to conform to the current presentation.

						Year-to-Date
	4Q05	4Q04	Growth	3Q05	Growth	2005	2004	Growth

Operating Revenues
Communications group	$4,576	$4,548	0.6%	$4,480	2.1%	$18,114	$18,091	0.1%
Wireless	3,539	2,848	24.3%	3,499	1.1%	13,773	7,826	76.0%
Advertising and publishing	525	524	0.2%	506	3.8%	2,046	2,005	2.0%
All other	16	9	77.8%	9	77.8%	51	39	30.8%
Total Operating Revenues	8,656	7,929	9.2%	8,494	1.9%	33,984	27,961	21.5%
Operating Expenses
Cost of services and products	3,370	3,039	10.9%	3,250	3.7%	13,119	10,180	28.9%
Selling, general, & administrative expenses	2,135	2,148	-0.6%	2,084	2.4%	8,369	6,641	26.0%
Depreciation and amortization	1,359	1,313	3.5%	1,343	1.2%	5,439	4,709	15.5%
Total Operating Expenses	6,864	6,500	5.6%	6,677	2.8%	26,927	21,530	25.1%
Operating Income	1,792	1,429	25.4%	1,817	-1.4%	7,057	6,431	9.7%
Interest Expense	377	368	2.4%	374	0.8%	1,546	1,184	30.6%
Other Income (Expense), net	48	35	37.1%	38	26.3%	218	54	*
Income Before Income Taxes	1,463	1,096	33.5%	1,481	-1.2%	5,729	5,301	8.1%
Provision for Income Taxes	498	376	32.4%	543	-8.3%	2,068	1,862	11.1%
Net Income	$965	$720	34.0%	$938	2.9%	$3,661	$3,439	6.5%
Diluted:
Weighted Average Common Shares Outstanding	1,818	1,836	-1.0%	1,836	-1.0%	1,829	1,836	-0.4%
Earnings Per Share	$0.53	$0.39	35.9%	$0.51	3.9%	$2.00	$1.87	7.0%
* - Not meaningful.

Selected Financial and Operating Data

Operating income	$1,792	$1,429	25.4%	$1,817	-1.4%	$7,057	$6,431	9.7%
Operating margin	20.7%	18.0%	270 bps	21.4%	-70 bps	20.8%	23.0%	-220 bps

Declared dividends per share	$0.29	$0.27	7.4%	$0.29	0.0%	$1.14	$1.06	7.5%

Capital expenditures excluding Hurricane Katrina	$803	$1,059	-24.2%	$864	-7.1%	$3,246	$3,193	1.7%
Total capital expenditures	$992	$1,059	-6.3%	$886	12.0%	$3,457	$3,193	8.3%

Common shares outstanding	1,796	1,831	-1.9%	1,831	-1.9%
Book value per share	$13.08	$12.60	3.8%	$13.28	-1.5%
Total employees	63,066	62,564	0.8%	63,049	0.0%

BellSouth Corporation
Normalized Earnings Summary and Reconciliation to Reported Results
(amounts in millions, except per share data)
Fourth Quarter 2005				Normalizing Items
		Discon-	Contin-			Wireless		Hurri-
		tinued	uing		Merger	Merger	Debt	cane	Sale		Deferred
		Opera-	Opera-		Integration	Intangible	Exting.	Related	of		Revenue
		tions	tions	Cingular	Costs	Amort.	Costs	Expenses	Cellcom	Severance	Adj.
	GAAP	C	(GAAP-C)	A	E	L	F	G	I	J	K	Normalized

Operating Revenues	$5,242	$-	$5,242	$3,461	$-	$-	$-	$-	$-		$($47)	$8,656
Operating Expenses	4,245	-	4,245	3,242	(131)	(152)	-	(244)	-	(96)	-	6,864
Operating Income	997	-	997	219	131	152	-	244	-	96	(47)	1,792
Interest Expense	274	-	274	103	-	-	-	-	-	-	-	377
Other Income (Expense), net	144	-	144	(96)	-	-	-	-	-	-	-	48
Income from Continuing Operations before Income Taxes	867	-	867	20	131	152	-	244	-	96	(47)	1,463
Provision for Income Taxes	249	-	249	20	53	62	-	95	-	37	(18)	498
Income from Continuing Operations	618	-	618	-	78	90	-	149	-	59	(29)	965
Income (Loss) from Discontinued Operations, net of tax	-	-	-	-	-	-	-	-	-	-	-	-
Net Income	$618	$0	$618	$0	$78	$90	$0	$149	$0	$59	($29)	$965
Diluted Earnings Per Share *	$0.34	$-	$0.34	$-	$0.04	$0.05	$-	$0.08	$-	$0.03	($0.02)	$0.53
* Normalized earnings per share for fourth quarter 2005 does not sum due to rounding.

Year-to-Date 2005				Normalizing Items
		Discon-	Contin-			Wireless		Hurri-
		tinued	uing		Merger	Merger	Debt	cane	Sale		Deferred
		Opera-	Opera-		Integration	Intangible	Exting.	Related	of		Revenue
		tions	tions	Cingular	Costs	Amort.	Costs	Expenses	Cellcom	Severance	Adj.
	GAAP	C	(GAAP-C)	A	E	L	F	G	I	J	K	Normalized

Operating Revenues	$20,547	$-	$20,547	$13,484	$-	$-	$-	$-	$-	$-	($47)	$33,984
Operating Expenses	15,877	-	15,877	12,753	(350)	(685)	-	(572)	-	(96)	-	26,927
Operating Income	4,670	-	4,670	731	350	685	-	572	-	96	(47)	7,057
Interest Expense	1,124	-	1,124	422	-	-	-	-	-	-	-	1,546
Other Income (Expense), net	756	-	756	(229)	-	-	42	-	(351)	-	-	218
Income from Continuing Operations before Income Taxes	4,302	-	4,302	80	350	685	42	572	(351)	96	(47)	5,729
Provision for Income Taxes	1,389	-	1,389	80	153	311	16	223	(123)	37	(18)	2,068
Income from Continuing Operations	2,913	-	2,913	-	197	374	26	349	(228)	59	(29)	3,661
Income (Loss) from Discontinued Operations, net of tax	381	(381)	-	-	-	-	-	-	-	-	-	-
Net Income	$3,294	($381)	$2,913	$0	$197	$374	$26	$349	($228)	$59	($29)	$3,661
Diluted Earnings Per Share *	$1.80	($0.21)	$1.59	$-	$0.11	$0.20	$0.01	$0.19	($0.12)	$0.03	($0.02)	$2.00
* Normalized earnings per share for year-to-date 2005 does not sum due to rounding.

BellSouth Corporation
Normalized Earnings Summary and Reconciliation to Reported Results
(amounts in millions, except per share data)

Fourth Quarter 2004[1]				Normalizing Items
		Discon-	Contin-		Hurri-	Merger	Wireless
		tinued	uing		cane	Integra-	Merger	Severance/
		Opera-	Opera-		Related	tion/FV Adj./	Intangible	Lease Term
		tions	tions	Cingular	Expenses	Lease Acctg. Adj.	Amort.	Payments
	GAAP	C	(GAAP-C)	A	G	H	L	J	Normalized

Operating Revenues	$5,146	$-	$5,146	$2,783	$-	$-	$-	$-	$7,929
Operating Expenses	4,058	-	4,058	2,905	(126)	(149)	(159)	(29)	6,500
Operating Income	1,088	-	1,088	(122)	126	149	159	29	1,429
Interest Expense	270	-	270	98	-	-	-	-	368
Other Income (Expense), net	(177)	-	(177)	193	-	19	-	-	35
Income from Continuing Operations before Income Taxes	641	-	641	(27)	126	168	159	29	1,096
Provision for Income Taxes	188	-	188	(27)	49	76	79	11	376
Income from Continuing Operations	453	-	453	-	77	92	80	18	720
Income (Loss) from Discontinued Operations, net of tax	911	(911)	-	-	-	-	-	-	-
Net Income	$1,364	($911)	$453	$0	$77	$92	$80	$18	$720
Diluted Earnings Per Share*	$0.74	($0.50)	$0.25	$-	$0.04	$0.05	$0.04	$0.01	$0.39
* Normalized earnings per share for fourth quarter 2004 does not sum due to rounding.

Year-to-Date 2004[1]				Normalizing Items
		Discon-	Contin-			Regu-	Hurri-	Merger	Wireless
		tinued	uing		Sale	latory	cane	Integration/	Merger	Severance/
		Opera-	Opera-		Of	Settle-	Related	FV Adj./Lease	Intangible	Lease Term
		tions	tions	Cingular	Sonofon	ment	Expenses	Acctg. Adj.	Amort.	Payments	Normalized
	GAAP	C	(GAAP-C)	A	B	D	G	H	L	J

Operating Revenues	$20,300	$-	$20,300	$7,611	$-	$50	$-	$-	$-	$-	$27,961
Operating Expenses	15,011	-	15,011	7,052	-	(3)	(164)	(178)	(159)	(29)	21,530
Operating Income	5,289	-	5,289	559	-	53	164	178	159	29	6,431
Interest Expense	916	-	916	268	-	-	-	-	-	-	1,184
Other Income (Expense), net	813	-	813	(316)	(462)	-	-	19	-	-	54
Income from Continuing Operations before Income Taxes	5,186	-	5,186	(25)	(462)	53	164	197	159	29	5,301
Provision for Income Taxes	1,792	-	1,792	(25)	(167)	20	64	88	79	11	1,862
Income from Continuing Operations	3,394	-	3,394	-	(295)	33	100	109	80	18	3,439
Income (Loss) from Discontinued Operations, net of tax	1,364	(1,364)	-	-	-	-	-	-	-	-	-
Net Income	$4,758	($1,364)	$3,394	$0	($295)	$33	$100	$109	$80	$18	$3,439
Diluted Earnings Per Share	$2.59	($0.74)	$1.85	$-	($0.16)	$0.02	$0.05	$0.06	$0.04	$0.01	$1.87
[1] Certain items have been reclassified since the initial report in January 2005.

BellSouth Corporation
Notes to Normalized Financial and Operating Data (pages 3 and 4)
(amounts in millions, except per share data)

Our normalized earnings have been adjusted for the following:

(a)

The periods presented have been adjusted to include our 40% proportional share of Cingular Wireless' operating results, net of eliminations for amounts charged by other BellSouth companies to Cingular.

(b) Gain related to the sale of our operations in Denmark.

(c)

Discontinued Operations - In March 2004, we announced our intention to sell our Latin American properties. Accordingly, the prior period results have been recast to reflect the Latin American operations as Discontinued Operations and thus excluded from normalized results. The 1st quarter 2005 results include an after-tax gain of $390 related to the final 2 of the 10 properties that were closed in January. The 4th quarter 2004 results include an after-tax gain of $915 related to the 8 properties closed prior to year end. The year-to-date period in 2004 includes $336 in net income tax benefit representing the recognition of book over tax basis differential in connection with the announced sale of these properties.

(d) Regulatory Settlement - In April 2004, BellSouth entered into a settlement agreement with respect to previously disclosed litigation (See 2004 10K for further discussion).

(e)

Wireless Merger Integration Costs – Represents BellSouth’s 40% share of tax-effected wireless merger integration costs of $326 incurred during the 4th quarter of 2005 and $876 for the full year of 2005 in connection with the Cingular/AT&T Wireless merger. Integration costs include one-time cash outlays or specified non-cash charges, including accelerated depreciation, directly related to rationalization of the wireless network, sales distribution channels, the workforce, information technology systems and real estate.

(f)

Debt Extinguishment Costs - Represents one-time expenses associated with the early extinguishment of $400 of long-term debt in the 1st quarter of 2005 and one-time expenses associated with the early extinguishment of $300 of long-term debt in the 2nd quarter of 2005.

(g)

Hurricane-related Expenses - Represents 2005 hurricane-related charges of $149 after-tax in the 4th quarter of 2005 and $349 for year-to-date 2005 and consists of asset impairment charges, incremental labor and material costs related to service restoration and network repairs and incremental uncollectible expense. These expenses are comprised of Hurricane Katrina charges related to BellSouth's wireline business and its 40% share of Cingular Wireless’ hurricane expenses. The 2004 charges in the 4th quarter and year-to-date period represent incremental labor and material costs in the wireline business due to Hurricanes Charley, Frances, Ivan and Jeanne.

(h)

Wireless Merger Integration Planning Costs, Fair Value Adjustment and Lease Accounting Adjustment - Represents BellSouth's 40% share of (1) tax-effected wireless merger integration planning costs of $43 incurred during the 3rd quarter of 2004 and costs of $245 in the 4th quarter of 2004 in connection with the Cingular/AT&T Wireless merger, (2) a tax-effected fair value adjustment of $31 for the announced sale of Cingular Interactive during the 3rd quarter of 2004 and (3) a tax-effected charge of $171 in the 4th quarter of 2004 reflecting the correction of an error relating to the lease accounting practices of Cingular Wireless, LLC.

(i) Gain related to the sale of Cellcom, a cellular communications operator in Israel.

(j)

Severance Costs/Lease Termination Payments – Represents tax-effected severance-related costs of $96 recorded in the 4th quarter of 2005 associated with workforce reductions. 2004 charges represent 4th quarter net severance-related costs and a provision related to surplus office space under long-term leases.

(k)

Deferred Revenue Adjustment – Represents the current recognition of $47 of previously deferred revenue in the Communications Group segment. The adjustment relates to a system coding error that resulted in underreporting revenues in prior periods. The amount accumulated over multiple years and did not affect any one year by more than $9.

(l)

Wireless Merger Intangible Amortization – Represents BellSouth’s 40% share of the non-cash amortization of intangibles, primarily customer lists, that were created in Cingular’s acquisition of AT&T Wireless.

BellSouth Corporation
Consolidated Balance Sheets (unaudited)
(amounts in millions, except per share data)

	Dec. 31,	Dec. 31,	Change vs.	Sept. 30,	Change vs.
	2005	2004	Prior Year	2005	Prior Quarter

Assets
Current Assets:
Cash and cash equivalents	$427	$680	($253)	$2,030	($1,603)
Short-term investments	-	16	(16)	-	-
Accounts receivable, net of allowance for uncollectibles of $289, $317 and $297	2,555	2,559	(4)	2,443	112
Material and supplies	385	321	64	336	49
Other current assets	928	1,055	(127)	859	69
Assets of discontinued operations	-	1,068	(1,068)	-	-
Total Current Assets	4,295	5,699	(1,404)	5,668	(1,373)

Investment in and advances to Cingular Wireless	21,274	22,771	(1,497)	21,084	190
Property, plant and equipment, net	21,723	22,039	(316)	21,670	53
Other assets	7,889	7,400	489	7,611	278
Intangible assets, net	1,533	1,587	(54)	1,517	16
Total Assets	$56,714	$59,496	($2,782)	$57,550	($836)

Liabilities and Shareholders’ Equity
Current Liabilities:
Debt maturing within one year	$4,109	$5,475	($1,366)	$2,582	$1,527
Accounts payable	1,040	1,047	(7)	1,030	10
Other current liabilities	3,407	3,018	389	4,081	(674)
Liabilities of discontinued operations	-	830	(830)	-	-
Total Current Liabilities	8,556	10,370	(1,814)	7,693	863

Long-Term Debt	13,079	15,108	(2,029)	14,374	(1,295)

Noncurrent Liabilities:
Deferred income taxes	6,833	6,492	341	6,465	368
Other noncurrent liabilities	4,754	4,460	294	4,704	50
Total Noncurrent Liabilities	11,587	10,952	635	11,169	418

Shareholders’ Equity:
Common stock, $1 par value	2,020	2,020	-	2,020	-
Paid-in capital	7,960	7,840	120	7,861	99
Retained earnings	20,383	19,267	1,116	20,326	57
Accumulated other comprehensive income	(14)	(157)	143	(28)	14
Shares held in trust and treasury	(6,857)	(5,904)	(953)	(5,865)	(992)
Total Shareholders’ Equity	23,492	23,066	426	24,314	(822)
Total Liabilities and Shareholders’ Equity	$56,714	$59,496	($2,782)	$57,550	($836)

BellSouth Corporation
Consolidated Statements of Cash Flows (unaudited)
(amounts in millions, except per share data)

				Year-To-Date
	4Q05	4Q04	3Q05	2005	2004

Cash Flows from Operating Activities:
Income from Continuing Operations	$618	$453	$817	$2,913	$3,394
Adjustments to income from continuing operations:
Depreciation and amortization	905	916	922	3,661	3,636
Provision for uncollectibles	90	99	93	348	384
Net losses (earnings) of equity affiliates	(80)	260	(97)	(165)	(68)
Deferred income taxes	255	341	(66)	306	1,081
Asset impairments	-	-	166	166	-
Pension income	(133)	(121)	(133)	(532)	(484)
Stock-settled compensation expense	24	29	22	94	116
Loss on extinguishment of debt	-	-	-	42	14
(Gain) loss on sale/disposal of operations	-	-	(351)	(351)	(462)
Net change in:
Accounts receivable and other current assets	(179)	(148)	(11)	(353)	(419)
Accounts payable and other current liabilities	(781)	(668)	618	228	(644)
Deferred charges and other assets	(49)	(10)	(39)	(128)	(43)
Other liabilities and deferred credits	103	117	133	440	184
Other reconciling items, net	1	45	40	39	112
Net cash provided by operating activities	774	1,313	2,114	6,708	6,801

Cash Flows from Investing Activities:
Capital expenditures	(992)	(1,059)	(886)	(3,457)	(3,193)
Purchase of short-term investments	(734)	(560)	(76)	(822)	(3,770)
Proceeds from sale of short-term investments	734	924	76	838	5,363
Investments in debt and equity securities	(129)	(129)	(53)	(285)	(632)
Investments in and advances to equity affiliates	-	(14,445)	(2)	(4)	(14,445)
Net (advances to) repayments from Cingular	(109)	(666)	949	1,627	(646)
Proceeds from sale of securities and operations	42	3,113	656	1,642	3,678
Other investing activities, net	11	(4)	(23)	(22)	85
Net cash provided by (used for) investing activities	(1,177)	(12,826)	641	(483)	(13,560)

Cash Flows from Financing Activities:
Net borrowing (repayments) of short-term debt	247	2,004	(480)	(1,863)	1,738
Proceeds from long-term debt	-	2,389	-	-	6,078
Repayments of long-term debt	(13)	(14)	(233)	(1,513)	(759)
Dividends paid	(531)	(494)	(532)	(2,051)	(1,901)
Purchase of treasury shares	(959)	(47)	(54)	(1,096)	(146)
Other financing activities, net	56	13	89	160	61
Net cash used for financing activities	(1,200)	3,851	(1,210)	(6,363)	5,071

Net Increase/(Decrease) in Cash from Continuing Operations	(1,603)	(7,662)	1,545	(138)	(1,688)
Net Increase/(Decrease) in Cash from Discontinued Operations	-	(478)	-	(115)	(579)
Net Increase/(Decrease) in Cash and Cash Equivalents	(1,603)	(8,140)	1,545	(253)	(2,267)
Cash and Cash Equivalents at Beginning of Period	2,030	8,820	485	680	2,947
Cash and Cash Equivalents at End of Period	$427	$680	$2,030	$427	$680

BellSouth Corporation
Results by Segment (amounts in millions) (unaudited)

Communications Group(1)

						Year-To-Date
	4Q05	4Q04	Growth	3Q05	Growth	2005	2004	Growth

Operating Revenues
Voice	$3,131	$3,165	-1.1%	$3,136	-0.2%	$12,576	$12,609	-0.3%
Data	1,252	1,163	7.7%	1,166	7.4%	4,743	4,513	5.1%
Other	298	311	-4.2%	286	4.2%	1,193	1,291	-7.6%
Total Operating Revenues	4,681	4,639	0.9%	4,588	2.0%	18,512	18,413	0.5%
Operating Expenses
Cost of services and products	1,908	1,846	3.4%	1,860	2.6%	7,471	7,089	5.4%
Selling, general, & administrative expenses	847	884	-4.2%	793	6.8%	3,153	3,118	1.1%
Depreciation and amortization	899	909	-1.1%	914	-1.6%	3,633	3,609	0.7%
Total Operating Expenses	3,654	3,639	0.4%	3,567	2.4%	14,257	13,816	3.2%
Segment Operating Income	1,027	1,000	2.7%	1,021	0.6%	4,255	4,597	-7.4%
Interest Expense	99	96	3.1%	94	5.3%	391	374	4.5%
Other Income (Expense), net	23	12	91.7%	14	64.3%	68	30	126.7%
Income Before Income Taxes	951	916	3.8%	941	1.1%	3,932	4,253	-7.5%
Provision for Income Taxes	343	317	8.2%	330	3.9%	1,389	1,526	-9.0%
Segment Net Income (1)	$608	$599	1.5%	$611	-0.5%	$2,543	$2,727	-6.7%
* - Not meaningful.

Selected Financial and Operating Data

(amounts in millions)
Segment operating income	$1,027	$1,000	2.7%	$1,021	0.6%	$4,255	$4,597	-7.4%
Segment operating margin	21.9%	21.6%	30 bps	22.3%	-40 bps	23.0%	25.0%	-200 bps

DSL revenues	$353	$275	28.4%	$305	15.7%	$1,238	$985	25.7%
Long distance revenues	$629	$533	18.0%	$608	3.5%	$2,396	$1,976	21.3%

Switched Access MOUs	15,310	16,459	-7.0%	15,511	-1.3%	62,589	70,061	-10.7%
BSLD MOUs	6,539	5,864	11.5%	6,660	-1.8%	25,511	21,109	20.9%
Total Access minutes of use	21,849	22,323	-2.1%	22,171	-1.5%	88,100	91,170	-3.4%

Capital expenditures excluding Hurricane Katrina	$794	$1,047	-24.2%	$856	-7.2%	$3,218	$3,158	1.9%
Total capital expenditures	$983	$1,047	-6.1%	$878	12.0%	$3,429	$3,158	8.6%
(amounts in thousands)
Wholesale lines	2,224	2,964	-25.0%	2,454	-9.4%
DSL customers	2,882	2,096	37.5%	2,678	7.6%
LD customers	7,179	6,015	19.4%	6,993	2.7%

Consumer ARPU (3)	$60.53	$57.16	5.9%	$58.53	3.4%

BellSouth Corporation
Results by Segment (unaudited)
Supplemental Operating Data (in thousands)

Communications Group – Network Access Lines in Service Reported (a)

	4Q05	4Q04	Growth	3Q05	Growth
Access lines
Residence
Retail
Primary	11,319	11,770	-3.8%	11,465	-1.3%
Additional	1,163	1,346	-13.6%	1,206	-3.6%
Total Retail Residence	12,482	13,116	-4.8%	12,671	-1.5%
Wholesale
Resale	182	117	55.6%	167	9.0%
Commercial Agreement/UNE-P	1,306	1,972	-33.8%	1,507	-13.3%
Total Wholesale Residence	1,488	2,089	-28.8%	1,674	-11.1%
Total Residence	13,970	15,205	-8.1%	14,345	-2.6%

Business
Retail
Total Retail Business	5,306	5,242	1.2%	5,294	0.2%
Wholesale
Resale	54	60	-10.0%	54	0.0%
Commercial Agreement/UNE-P	614	751	-18.2%	658	-6.7%
Total Wholesale Business	668	811	-17.6%	712	-6.2%
Total Business	5,974	6,053	-1.3%	6,006	-0.5%

Other Retail/Wholesale Lines
Retail	25	34	-26.5%	27	-7.4%
Wholesale	68	64	6.3%	68	0.0%
Total Other Retail/Wholesale Lines	93	98	-5.1%	95	-2.1%

Total Access Lines in Service	20,037	21,356	-6.2%	20,446	-2.0%

ISDN line equivalents
Residence	6	9	-33.3%	7	-14.3%
Business	1,465	1,459	0.4%	1,440	1.7%
Total ISDN Adjusted ALIS	21,508	22,824	-5.8%	21,893	-1.8%
Access Line Equivalents (b)
Selected digital data services:
Unbundled Loops	306	276	10.9%	279	9.7%
DS0 and ADSL	17,558	12,863	36.5%	16,333	7.5%
DS1	8,214	7,695	6.7%	8,163	0.6%
DS3 & higher	34,925	32,745	6.7%	33,639	3.8%
Total digital data lines in service	61,003	53,579	13.9%	58,414	4.4%

Total equivalent access lines in service	82,511	76,403	8.0%	80,307	2.7%
* - Not meaningful.
(a)	Prior period operating data are often revised at later dates to reflect updated information. The above information reflects the latest data available for the periods indicated.
(b)

Access line equivalents represent a conversion of non-switched data circuits to a switched access line basis and is presented for comparability purposes. Equivalents are calculated by converting high-speed/high-capacity circuits to the equivalent of a switched access line based on transport capacity. While the revenues generated by access line equivalents have a directional relationship with these counts, revenue growth rates cannot be compared to line growth rates on an equivalent basis.

BellSouth Corporation
Results by Segment (amounts in millions) (unaudited)

Wireless Segment (1) (a)

						Year-To-Date
	4Q05	4Q04	Growth	3Q05	Growth	2005	2004	Growth

Operating Revenues
Service revenues (2)	$3,111	$2,526	23.2%	$3,089	0.7%	$12,255	$7,041	74.1%
Equipment and other revenues	428	322	32.9%	410	4.4%	1,518	785	93.4%
Total Operating Revenues	3,539	2,848	24.3%	3,499	1.1%	13,773	7,826	76.0%
Operating Expenses
Cost of services and products	1,467	1,181	24.2%	1,395	5.2%	5,638	3,032	85.9%
Selling, general, & administrative expenses	1,108	1,084	2.2%	1,128	-1.8%	4,546	2,826	60.9%
Depreciation and amortization	454	397	14.4%	421	7.8%	1,778	1,073	65.7%
Total Operating Expenses	3,029	2,662	13.8%	2,944	2.9%	11,962	6,931	72.6%
Segment Operating Income	510	186	174.2%	555	-8.1%	1,811	895	102.3%
Interest Expense	117	121	-3.3%	122	-4.1%	504	360	40.0%
Other Income (Expense), net	(3)	(35)	91.4%	(9)	66.7%	(12)	(180)	93.3%
Income Before Income Taxes	390	30	*	424	-8.0%	1,295	355	264.8%
Provision for Income Taxes	166	23	*	182	-8.8%	594	146	*
Segment Net Income (1)	$224	$7	*	$242	-7.4%	$701	$209	235.4%

Selected Financial and Operating Data

(amounts in millions, except customer data in thousands)
Segment operating income	$510	$186	174.2%	$555	-8.1%	$1,811	$895	102.3%
Segment operating margin	14.4%	6.5%	790 bps	15.9%	-150 bps	13.1%	11.4%	170 bps
Cellular/PCS Operating Metrics (100% Cingular):
Total Customers (7)	54,144	49,132	10.2%	52,292	3.5%	54,144	49,132	10.2%
Net Customer Additions	1,820	1,699	7.1%	867	109.9%	5,006	3,338	50.0%
Partitioned Customers and/or Adjustments	32	21,761	*	(17)	*	6	21,767	*
Churn (8)	2.1%	2.6%	-50 bps	2.3%	-20 bps	2.2%	2.7%	-50 bps
Wireless Service ARPU (3)	$48.86	$49.51	-1.3%	$49.65	-1.6%	$49.65	$49.68	-0.1%
Minutes of Use Per Subscriber (4)	727	617	17.8%	727	0.0%	701	584	20.0%
Licensed POPs (5)	294	291	1.0%	294	0.0%	294	291	1.0%
Penetration (6)	18.9%	17.2%	170 bps	18.3%	60 bps	18.9%	17.2%	170 bps
* - Not meaningful.

PROFORMA	4Q05	4Q04	Growth	3Q05	Growth

Service Revenue	3,111	2,878	8.1%	3,089	0.7%
Total Revenue (40%)	3,539	3,235	9.4%	3,499	1.1%
Net Adds (100%)	1,820	1,743	4.4%	867	109.9%
ARPU	$48.86	$49.97	-2.2%	$49.65	-1.6%

(a) The wireless segment is comprised of BellSouth’s 40% share of the reported results of Cingular Wireless.

BellSouth Corporation
Results by Segment (amounts in millions) (unaudited)

Advertising & Publishing (1)

						Year-To-Date
	4Q05	4Q04	Growth	3Q05	Growth	2005	2004	Growth

Operating Revenues
Advertising and publishing revenues	$475	$475	0.0%	$477	-0.4%	$1,908	$1,878	1.6%
Commission revenues	54	53	1.9%	32	68.8%	152	141	7.8%
Total Operating Revenues	529	528	0.2%	509	3.9%	2,060	2,019	2.0%
Operating Expenses
Cost of services	91	94	-3.2%	94	-3.2%	374	353	5.9%
Selling, general, & administrative expenses	186	188	-1.1%	175	6.3%	704	684	2.9%
Depreciation and amortization	7	7	0.0%	7	0.0%	28	28	0.0%
Total Operating Expenses	284	289	-1.7%	276	2.9%	1,106	1,065	3.8%
Segment Operating Income	245	239	2.5%	233	5.2%	954	954	0.0%
Interest Expense	4	2	100.0%	3	33.3%	12	8	50.0%
Other Income (Expense), net	(1)	(1)	0.0%	-	*	(1)	-	*
Income Before Income Taxes	240	236	1.7%	230	4.3%	941	946	-0.5%
Provision for Income Taxes	86	91	-5.5%	84	2.4%	346	363	-4.7%
Segment Net Income (1)	$154	$145	6.2%	$146	5.5%	$595	$583	2.1%

Segment operating income	$245	$239	2.5%	$233	5.2%	$954	$954	0.0%
Segment operating margin	46.3%	45.3%	100 bps	45.8%	50 bps	46.3%	47.3%	-100 bps
* - Not meaningful.

BellSouth Corporation
Notes

(1)

Segment net income (loss) is based on normalized results which exclude certain one-time transactions and certain corporate intercompany billings. Certain intersegment revenues are not eliminated for purposes of management reporting.

(2)

Wireless service revenues include activation fees, access, airtime, roaming, long distance and value added services. Roaming revenues are included on a gross basis for the Wireless segment. Average monthly revenue per customer is calculated by dividing average monthly service revenue by average customers.

(3)	Management uses average revenue per unit (ARPU) as an indicator of operating performance of the business.
Consumer ARPU is defined as consumer revenues during the period divided by average primary access lines during the period.

Wireless Service ARPU - Cellular/PCS is defined as Cellular/PCS service revenues during the period divided by average Cellular/PCS subscribers during the period. This metric is used to compare the recurring revenue amounts being generated on our network to prior periods and internal targets. We believe that each of these metrics provides useful information concerning the performance of our initiatives to attract and retain high value customers and the use of our network.

(4)

Total Minutes of Use per Cellular/PCS Subscriber definition was changed effective with the 2Q05 reporting period. Prior to the change, the numerator was defined as Local Minutes of Use. Effective with this change, the numerator is now defined as including Local Minutes of Use and Outcollect Minutes of Use.

(5)

Licensed POPs refers to the number of people residing in areas where Cingular and its partners have licenses to provide cellular or PCS service including areas where Cingular has not yet commenced service. Licensed POPs have been restated in periods 4Q04 through 2Q05 due to a reconciliation of respective licenses. Licensed POPs are based on an estimated 2005 total US POPs of 297 million.

(6)	Penetration calculation for 3Q05 and 4Q05 is based on licensed “operational” POPs of 286 million for each quarter.

(7)

Cellular/PCS customers include customers served through reseller agreements. Cingular has revised its customer counts and related data for the 4Q04 through 2Q05 reporting periods to correct reporting of certain subscriber activity.

(8)

Cellular/PCS churn is calculated by dividing the aggregate number of Cellular/PCS customers who cancel service during each month in a period by the total number of Cellular/PCS customers at the beginning of each month in that period.

BellSouth Corporation
Non-GAAP Measures – Reconciliation (amounts in millions) (unaudited)
Segment Net Income Reconciliation to GAAP Net Income				Year-to-Date
	4Q05	4Q04	3Q05	2005	2004
Communications group segment net income	$608	$599	$611	$2,543	$2,727
Domestic wireless group segment net income	224	7	242	701	209
Advertising and publishing group segment net income	154	145	146	595	583
Corporate, eliminations and other	(21)	(31)	(61)	(178)	(80)
Normalized net income	965	720	938	3,661	3,439
Add back Excluded non-recurring or non-operational items (a)	(347)	644	(121)	(367)	1,319
Consolidated GAAP net income	$618	$1,364	$817	$3,294	$4,758

Free Cash Flow				Year-to-Date
	4Q05	4Q04	3Q05	2005	2004
Net cash provided by operating activities	$774	$1,313	$2,114	$6,708	$6,801
Less Capital Expenditures	(992)	(1,059)	(886)	(3,457)	(3,193)
Operating Free Cash Flow	($218)	$254	$1,228	$3,251	$3,608

Net Debt	Dec. 31,	Dec. 31,	Sept. 30,
	2005	2004	2005
Total Debt	$17,188	$20,583	$16,956
Less Cash	(427)	(680)	(2,030)
Net Debt	$16,761	$19,903	$14,926

Communications Group Operating Income before Depreciation and Amortization				Year-to-Date
	4Q05	4Q04	3Q05	2005	2004
Operating Revenues	$4,681	$4,639	$4,588	$18,512	$18,413
Operating Income	1,027	1,000	1,021	4,255	4,597
Add back Depreciation and amortization	899	909	914	3,633	3,609
Operating Income before Depreciation and Amortization	$1,926	$1,909	$1,935	$7,888	$8,206
Margin	41.1%	41.2%	42.2%	42.6%	44.6%

Wireless Operating Income before Depreciation and Amortization				Year-to-Date
	4Q05	4Q04	3Q05	2005	2004
Service revenues	$3,111	$2,526	$3,089	$12,255	$7,041
Equipment and other revenues	428	322	410	1,518	785
Operating revenues	3,539	2,848	3,499	13,773	7,826
Operating income	510	186	555	1,811	895
Operating Margin (Operating income divided by operating revenues) (b)	14.4%	6.5%	15.9%	13.1%	11.4%
Add back Depreciation and amortization	454	397	421	1,778	1,073
Operating income before Depreciation and Amortization	$964	$583	$976	$3,589	$1,968
Margin (Operating income before Depr & Amort divided by service revenues) (b)	31.0%	23.1%	31.6%	29.3%	28.0%
				Year-to-Date
Wireless Pro forma Revenue	4Q05	4Q04	3Q05	2005	2004
Operating Revenue	$3,539	$2,848	$3,499	$13,773	$7,826
Add back Pro forma Adjustments (c)	-	387	-	-	5,097
Total Operating Revenue (Pro forma)	$3,539	$3,235	$3,499	$13,773	$12,923

Wireless Pro forma ARPU	4Q05	4Q04	3Q05
Service revenues	$3,111	$2,526	$3,089
Less Mobitex data revenues	7	14	7
Add back Pro forma Adjustments (c)	-	352	-
Service revenue used to calculate Pro forma ARPU	$3,104	$2,864	$3,082
ARPU (Pro forma)	$48.86	$49.97	$49.65
(a) See pages 3 and 4 for detail of excluded items.
(b) Margin calculations for our wireless segment represent 40% of Cingular’s margin calculations adjusted for related normalized items as presented on pages 3-4.
(c) These adjustments are consistent in nature with those set forth in Cingular’s Form 8-K/A dated November 29, 2004.

BellSouth Corporation
Hurricane Katrina Revenue Impacts
(amounts in millions, except per share data)
Communications Group:
						Full Year
	4Q05	4Q04	Growth	3Q05	Growth	2005	2004	Growth

As reported (with Katrina customer bill credits):
Operating revenues	$4,681	$4,639	0.9%	$4,588	2.0%	$18,512	$18,413	0.5%

Pro forma (without Katrina customer bill credits):
Operating revenues	$4,713	$4,639	1.6%	$4,632	1.7%	$18,588	$18,413	1.0%

Impact of Hurricane Katrina bill credits on:
Operating revenues	($32)	$-	-70 bps	($44)	30 bps	($76)	$-	-40 bps

Wireless:
						Full Year
	4Q05	4Q04	Growth	3Q05	Growth	2005	2004	Growth

As reported (with Katrina customer bill credits):
Operating revenues	$3,539	$2,848	24.3%	$3,499	1.1%	$13,773	$7,826	76.0%

Pro forma (without Katrina customer bill credits):
Operating revenues	$3,539	$2,848	24.3%	$3,511	0.8%	$13,785	$7,826	76.1%

Impact of Hurricane Katrina bill credits on:
Operating revenues	$-	$-	0 bps	($12)	30 bps	($12)	$-	-20 bps

Advertising & Publishing:
						Full Year
	4Q05	4Q04	Growth	3Q05	Growth	2005	2004	Growth

As reported (with Katrina customer bill credits):
Operating revenues	$529	$528	0.2%	$509	3.9%	$2,060	$2,019	2.0%

Pro forma (without Katrina customer bill credits):
Operating revenues	$545	$528	3.2%	$516	5.6%	$2,083	$2,019	3.2%

Impact of Hurricane Katrina bill credits on:
Operating revenues	($16)	$-	-300 bps	($7)	-170 bps	($23)	$-	-110 bps

BellSouth Corporation
Cingular Amortization Reconciliation
(amounts in millions, except per share data)
Consolidated

	4Q04	2004	1Q05	2Q05	3Q05

Normalized D&A – as originally disclosed	$1,472	$4,868	$1,588	$1,524	$1,501
Wireless merger intangible amortization	($159)	($159)	($196)	($179)	($158)
Normalized D&A	$1,313	$4,709	$1,392	$1,345	$1,343

Normalized Operating Income – as originally disclosed	$1,270	$6,272	$1,439	$1,634	$1,659
Wireless merger intangible amortization	$159	$159	$196	$179	$158
Normalized Operating Income	$1,429	$6,431	$1,635	$1,813	$1,817

Normalized Operating Margin – as originally disclosed	16.0%	22.4%	17.3%	19.2%	19.5%
Wireless merger intangible amortization	2.0%	0.6%	2.4%	2.1%	1.9%
Normalized Operating Margin	18.0%	23.0%	19.7%	21.3%	21.4%

Normalized Earnings Per Share – as originally disclosed	$0.35	$1.83	$0.39	$0.46	$0.46
Wireless merger intangible amortization	$0.04	$0.04	$0.06	$0.05	$0.05
Normalized Earnings Per Share	$0.39	$1.87	$0.45	$0.51	$0.51

Wireless Segment

	4Q04	2004	1Q05	2Q05	3Q05

Normalized D&A – as originally disclosed	$556	$1,232	$670	$608	$579
Wireless merger intangible amortization	($159)	($159)	($196)	($179)	($158)
Normalized D&A	$397	$1,073	$474	$429	$421

Normalized Operating Income – as originally disclosed	$27	$736	$88	$283	$397
Wireless merger intangible amortization	$159	$159	$196	$179	$158
Normalized Operating Income	$186	$895	$284	$462	$555

Normalized Operating Margin – as originally disclosed	0.9%	9.4%	2.7%	8.2%	11.3%
Wireless merger intangible amortization	5.6%	2.0%	5.9%	5.2%	4.6%
Normalized Operating Margin	6.5%	11.4%	8.6%	13.4%	15.9%

Wireless merger intangible amortization – Represents BellSouth’s 40 percent share of the non-cash amortization of intangibles, primarily customer lists, that were created in Cingular’s acquisition of AT&T Wireless.